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                                                             Exhibit A(3)(a)(ii)


                       AMENDMENT TO DISTRIBUTION AGREEMENT



         This Amendment made this 30TH day of MAY, 1992 to the Distribution Agreement between the Manufacturers Life Insurance Company of America ("Manulife America") on its own behalf and on behalf of Separate Account Three (the "Account") of Manulife America and ManEquity, Inc. ("ManEquity") dated December 23, 1986 (the "Agreement").

         Manulife America and ManEquity agree to amend the Agreement as follows:

         The first paragraph of the Witnesseth Section shall be amended to read as follows:

         "WHEREAS, the Account is an account established and maintained by Manulife America pursuant to the laws of the Commonwealth of Pennsylvania for variable life insurance policies issued by Manulife America (the "Policies"), under which income, gains and losses, whether or not realized, from assets allocated to such account, are, in accordance with the Policies, credited to or charged against such account without regard to other income, gains, or losses of Manulife America;"

         All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized officers as of the date first above-mentioned.


Attest:                                      THE MANUFACTURERS LIFE INSURANCE
                                             COMPANY OF AMERICA
_______________________________              By: _______________________________
                                             Its: ______________________________


Attest:                                      MANEQUITY, INC.
_______________________________              By: _______________________________
                                             Its: ______________________________